Exhibit 5.1

May 11, 2001

Rational Software Corporation
18880 Homestead Road
Cupertino, CA 95014

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 11, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 15,452,941 shares of your common stock (the "Shares"), 15,000,000 of which are reserved for issuance pursuant to the Rational Software Corporation 1997 Supplemental Stock Plan, as amended, and 452,941 of which are reserved for issuance pursuant to the Rational Software Corporation 1998 Employee Stock Purchase Plan (together, the "Plans").

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans. It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati